Exhibit 99.1

L I N C O L N    E L E C T R I C     H O L D I N G S ,     I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC EXECUTIVE CHAIRMAN JOHN M. STROPKI TO RETIRE

Continues a Leadership Transition Initiated in 2012

CLEVELAND, OH, Monday, August 5, 2013—Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that its Executive Chairman, John M. Stropki, Jr., will retire from his position as Executive Chairman and as a member of the Board in December 2013. Mr. Stropki’s retirement marks the close of a remarkable 41 year career at Lincoln Electric and eight and a half years as Chief Executive Officer from 2004 to 2012.

Speaking on behalf of Lincoln Electric’s Board of Directors, David H. Gunning, Lead Director, stated, “John Stropki has been an outstanding leader and only the seventh CEO in the company’s 118 year history. The Board is grateful for his innumerable contributions to the company and the welding industry throughout his 41 year career. During his tenure, John transformed operations, oversaw numerous acquisitions and product innovations, and expanded Lincoln Electric’s global footprint. He ultimately positioned Lincoln to be the clear leader in the industry, significantly increased shareholder value, and did so while staying true to Lincoln’s mission and values. We thank John for his exceptional leadership and wish him and his family the very best.”

During Mr. Stropki’s leadership from 2004 to 2012, Lincoln Electric achieved:

•	Revenue growth of over 120% from approximately $1.3 billion to $2.9 billion

•	Cumulative cash flow from operations of $1.7 billion

•	Dividend growth of 105% from $0.34 to $0.71

•	Total shareholder return of 365%

Reflecting upon the company’s results, Mr. Stropki noted, “I am extremely proud of all we have accomplished and of the extraordinary leadership team we have in place. Our Board has maintained a constant focus on succession and the transition of the CEO role has been seamless and very effective. Both the Board and I have great confidence in Chris’ abilities to move the company forward. That, coupled with our 2020 Vision strategy, will position us as a solid and dynamic company with a truly exciting future.”

Upon Mr. Stropki’s retirement, the Board intends to elect Christopher L. Mapes to the office of Chairman. Mr. Mapes is expected to assume this position in addition to his role as President and Chief Executive Officer.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; actual costs of the Company’s rationalization plans; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of events beyond our control, such as political unrest, acts of terror and natural disasters, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com